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                                  EXHIBIT 4.3

                   SL INDUSTRIES, INC., NON-EMPLOYEE DIRECTOR
                        NON-QUALIFIED STOCK OPTION PLAN



         SL Industries, Inc., a corporation organized and existing under the laws of the State of New Jersey (the "Company"), formulates a Non-Qualified Stock Option Plan (the "Director Plan") for non-employee Directors of the Company, as follows:

         I. PURPOSE -- The purpose of the Director Plan is to provide non-employee Directors an opportunity to participate in the future growth and profitability of the Company through an election to acquire options to purchase Common Stock of the Company in lieu of the Directors' quarterly retainer fees and meeting attendance fees.

         II. SHARES SUBJECT TO THE DIRECTOR PLAN -- The shares of Common Stock subject to Options (as hereinafter defined) shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company. Subject to the provisions of Section VII hereof, the number of shares of Common Stock purchasable pursuant to Options granted hereunder shall not exceed Two Hundred Fifty Thousand (250,000) shares of presently authorized Common Stock.

         In the event that any outstanding Option under the Plan for any reason expires or is terminated, cancelled or surrendered prior to the expiration date of the Plan as set forth in Section VIII hereof, the shares of Common Stock allocable to the unexercised portion of such Option shall again be available for an Option subsequently granted under this Director Plan.

         III.   DEFINITIONS

"Attendance Fees" means the meeting attendance fees at the rate payable to Directors for attendance at regular quarterly Board meetings in effect on June 1 of the Election Period.

"Attendance Option" means each option granted under this Director Plan upon the Election of a Non-Employee Director to receive options to acquire shares of Common Stock in lieu of all or part of the Director's Attendance Fees.

"Common Stock" means shares of the Company's presently authorized common stock, except as this definition may be modified as provided in Section VII hereof.

"Company" means SL Industries, Inc., a New Jersey corporation.
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"Date of Grant" means (1) with respect to each Retainer Option the first day of the Company's fiscal quarter to which the Retainer Option relates and (2) with respect to each Attendance Option the date of attendance.

"Effective Date" means the date this Plan is adopted by the Directors of the Company.

"Election" means any valid election to acquire options to acquire shares of Common Stock made pursuant to the terms and conditions of this Director Plan.

"Election Percentage" means the percentage of the Director's Retainer Fees and the percentage of the Attendance Fees, whichever shall apply, foregone in lieu of the options elected to be acquired hereunder.

"Election Period" means the period commencing June 1 and ending June 30 of each year during the term of this Director Plan.

"Fiscal Year" means the fiscal year of the Company commencing August 1 and ending July 31.

"Fiscal Quarter" means any one of the four fiscal quarters commencing August 1, November 1, February 1, and May 1 of each fiscal year.

"Fair Market Value" means the average of the highest price and lowest price at which the Common Stock is sold regular way on the New York Stock Exchange ("NYSE"), as quoted in the Wall Street Journal for the Date of Grant, or if no such sales were made on such date, the average of the highest bid and lowest ask price on the NYSE on the Date of Grant; provided that if the Date of Grant is not a business day, Fair Market Value shall be determined as of the first business day following the Date of Grant.

"Non-Employee Director" means any Director of the Company who is neither an officer nor an employee of the Company or any of its subsidiaries.

"Option" means all Retainer Options and all Attendance Options.

"Option Period" means with respect to each Option the period from the Date of Grant of the Option to the date after which such Option may no longer be exercised.

"Per Share Option Value" means the value of an Option to acquire one share of Common Stock, as of June 1 of the year in which the Election is made, as determined solely by the Company's independent certified public accountants using the Black-Scholes Model.

"Retainer Fee" means the quarterly retainer fee in effect for Directors of the Company on June 1 of Election Period.

"Retainer Option" means each option granted under this Director Plan upon the Election of a Non-Employee Director to receive options to acquire shares of Common Stock in lieu of all or part of the Director's Retainer Fee.
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         IV.    ADMINISTRATION -- The Director Plan shall be administered by such officers of the Company as the Board of Directors shall from time to time appoint; provided that the interpretation and construction of any provision of this Director Plan or any Election shall remain with the Board of Directors and any such determination by the Board of Directors shall be final and conclusive. The amount, price, and timing of the grants of Options hereunder will be automatic, as described herein.

         V. ELIGIBILITY -- The only individuals who shall be eligible to participate in this Director Plan shall be Non-Employee Directors.

         VI. GRANT OF OPTIONS -- Subject to the provisions of Sections II and X hereof, Non-Employee Directors are hereby granted those Options as to which they make a valid Election pursuant to the terms of this Director Plan.

         VII. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION -- The aggregate number of shares of Common Stock available for Options and the number of shares of Common Stock and the exercise price for such shares covered by each outstanding Option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a merger, consolidation, reorganization, recapitalization, stock split, stock dividend, or other change in the equity structure of the Company. For this purpose, Options subject to a valid Election but whose Date of Grant has not yet occurred shall be deemed outstanding.

         VIII. EFFECTIVE AND EXPIRATION DATES OF THE DIRECTOR PLAN -- The Directors hereby adopt this Director Plan effective June 1, 1993, subject to the approval of the shareholders of the Company. This Director Plan shall expire May 31, 2003.

         IX. ELECTIONS -- All Elections shall be made upon the following terms and conditions:

At any time during each Election Period, each Non-Employee Director shall have the right to elect to receive: (1) one (1) Retainer Option in lieu of all or part of the Director's Retainer Fee for each of the four consecutive quarters commencing with the third quarter of the fiscal year following the Election Period; and/or (2) one (1) Attendance Option in lieu of all or part of the Director's Attendance Fees for each of the four consecutive quarters commencing with the third quarter of the fiscal year following the Election Period. No Election may be made with respect to less than four quarters; except that in the case of the last Election Period arising under this Plan, a valid Election may be made with respect to the number of quarters with respect to which the Date of Grant will arise prior to expiration of this Director Plan.

All Elections shall be in writing and shall be made annually by delivery of the Election to the Secretary of the Company at any time during the Election Period.

All Elections shall specify the Election Percentage for each type of Option for which an Election is being made. The Election Percentage for each type of Option shall be the same for each of
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the four quarters covered by the Election.  A different Election Percentage may be used for each type of Option.

All Elections shall be irrevocable.

No Election shall be effective with respect to any Option unless the Non-Employee Director making the Election is still a Non-Employee Director on the Option's Date of Grant.

As a further condition to an effective Election, each Non-Employee Director shall agree in writing not to sell, transfer or assign any shares acquired pursuant to the exercise of an Option on or before six (6) months from the Date of Grant of the Option, as determined under section 16b-3 of the regulations promulgated under the Securities and Exchange Act of 1934, as amended.

         X. TERMS AND CONDITIONS OF OPTIONS -- All Options shall be subject to the following terms and conditions:

The number of shares to which a Retainer Option pertains shall be that number which is equal to (i) the sum of (y) the Election Percentage multiplied by (z) the Retainer Fee (ii) divided by the Per Share Option Value. The number of shares to which an Attendance Option pertains shall be that number which is equal to (i) the sum of (y) the Election Percentage multiplied by (z) the sum of all Attendance Fees earned during the applicable fiscal quarter and (ii) divided by the Per Share Option Value. Notwithstanding the foregoing, if a Director elects to receive Options in lieu of 100% of Retainer Fees and 100% of Attendance Fees, the number of shares to which the Options pertain shall be multiplied by a premium factor of One Hundred Thirty-Three and Thirty-Three Hundredths Percent (133.33%).

The exercise price of each Option shall be the Fair Market Value of the underlying stock on the Date of Grant.

An Option may be exercised at any time during the Option Period, in whole or in part, by written notice of exercise specifying the number of shares to be purchased and payment in full of the exercise price in cash.

Options shall terminate upon expiration of the Option Period, which shall be the earlier to occur of: (1) the date ten (10) years from the Date of Grant;
(2) thirty (30) days following the date on which the Non-Employee Director ceases to be a Director of the Company for any reason other than death or disability; (3) three (3) months following the date of death or disability of the Non-Employee Director.

No Option shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of the Non-Employee Director, the Option shall be exercisable only by such Non-Employee Director. In case of the judicially declared incompetence or disability of a Non-Employee Director, the Option may be exercised by the legally appointed guardian or conservator of his estate. In the event of death, the Option may be exercised by the Non-Employee Director's personal representative, executor, administrator, or heirs or legatees.
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The Company may impose such restrictions on any shares acquired under this Plan as may be advisable in its judgment to ensure compliance with applicable federal or state securities laws and may legend the certificates representing such shares as an appropriate notice of such restrictions.

No Options may be granted under this Director Plan after its expiration date.

         XI. MERGER AND DISSOLUTION -- Subject to any action by the shareholders, if the Company shall not be the surviving corporation in any merger or consolidation, any unexercised portion of an Option shall, in lieu of the number of shares of Common Stock covered by such unexercised portion, pertain and apply to the number and class of the securities to which the Non-Employee Director would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Non-Employee Director had been the holder of record of a number of shares of Common Stock equal to the number of shares covered by such unexercised portion of his Option.


         XII. DISCONTINUANCE AND AMENDMENT -- The Board of Directors may, from time to time, amend, suspend or discontinue the Director Plan, provided that any amendment that would (i) increase the aggregate number of shares of Common Stock as to which Options may be granted under the Plan, (ii) materially increase the benefits accruing to Non-Employee Directors under the Director Plan, (iii) materially modify the requirements as to eligibility for participation in the Director Plan, or (iv) extend the expiration date of the Director Plan beyond that set forth in Section VIII hereof, shall be subject to the requisite approval of the Company's shareholders, except that any Director Plan amendment resulting from or implementing any increase or modification that may result from adjustments authorized by Sections VII or XI shall not require shareholder approval. Notwithstanding the foregoing, in no event shall the Director Plan be modified more than once every six (6) months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder, or the Rules promulgated by the Securities and Exchange Commission.

         The Board of Directors, without further approval of the shareholders, may terminate or suspend this Director Plan. Any such termination or suspension of the Director Plan shall not affect Options already granted, and such Options shall remain in full force and effect as if this Plan had not been suspended or terminated.